Exhibit 99.1

LIBERTY GLOBAL REPORTS FIRST QUARTER 2007 RESULTS

On Track to Achieve 2007 Guidance Targets,

Q1 Rebased Operating Cash Flow Growth of 16%,

Executing Leveraged Equity Growth Strategy

Englewood, Colorado — May 10, 2007: Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the first quarter ended March 31, 2007.

Highlights for the period compared to last year’s first quarter results (unless noted), include:

•      Revenue of $2.11 billion, reflecting rebased(1) growth of 11%

•      Operating Cash Flow (“OCF”)(2) of $825 million, reflecting rebased growth of 16%

•      OCF margin(3) of 39.2%, a 300 bps improvement over Q1 2006

•      Organic RGU additions(4) of 357,000, ending Q1 2007 with 22.8 million RGUs(5)

•      Loss from continuing operations of $136 million

President and CEO Mike Fries stated, “Our first quarter results reflect strong execution of our key operational and financial objectives, as well as our leveraged equity return strategy. Based on the results that we delivered in Q1, we expect to achieve our full-year 2007 guidance targets. On a rebased basis, revenue increased 11% to $2.11 billion and OCF rose 16% to $825 million, compared to Q1 of 2006. Excluding the results of Telenet, which we began consolidating in Q1 this year, rebased OCF growth would have been over 17%.”

“Our Western European operations drove the overall improvement in our rebased OCF growth rate, as Switzerland grew 30%, and the Netherlands returned to double digit growth, as we began to see the financial benefits of our digital cable roll-out in that market. We also generated a significant improvement in our consolidated OCF margin, which increased 300 basis points to 39.2% in Q1 2007. This margin increase was driven by several factors, including OCF margin improvement in Western Europe, Japan and Chile and the consolidation of Telenet.”

“In terms of subscriber growth, we added 357,000 organic RGUs in the quarter, driven principally by data and voice additions in our European operations (including Telenet) which increased 31% and 37%, respectively, compared to Q1’06. Internet remains our fastest growing product and we delivered our second straight quarter with over 200,000 RGU additions. We also added over 170,000 voice RGUs in Q1, and our global VoIP (Voice-over-Internet Protocol) homes serviceable footprint now exceeds 18 million homes worldwide.”

“With respect to our digital project in the Netherlands, we are currently in a transition period due to our decision to take a more selective marketing approach to our analog video customer base and, as a result, we added only 9,000 digital cable subscribers in Q1. However, we increased the incremental ARPU from digital cable subscribers to more than €5.00 in Q1’07, an increase of more than 25% compared to the corresponding incremental €4.00 in Q4’06, as more customers rolled off the free promotional period. We recently introduced video on demand (“VOD”) in certain areas of the country, and we will expand this service across our entire Dutch footprint before year end. We also began the commercial launch of high definition services which, together with VOD and the personal video recorder (“PVR”) that we introduced in late 2006, are expected to help generate meaningful digital cable growth in the Netherlands going forward.”

“We remain focused on executing our leveraged equity growth strategy. We have purchased $600 million of our stock so far this year and currently have $118 million of authorized stock repurchase capacity. Since the beginning of 2006, we have repurchased over $2.3 billion of stock at a blended average price of approximately $25.50 and have reduced our shares outstanding by approximately 19%. Additionally, at March 31, 2007, we maintained a strong liquidity position with $1.6 billion of unrestricted cash on our consolidated balance sheet.”

“We have taken several positive steps related to our balance sheet. First, we are nearing the completion of refinancing our primary European credit facilities which will lower interest rates and extend maturities, as compared to the refinanced facilities. Second, we brought Cablecom into our primary European credit group and refinanced the €550 million PIK loan with a combination of cash and lower cost bank financing. Third, we intend to move our indirect 80% interest in VTR into the European credit group, which will enable us to further increase our leverage on that asset. Additionally, we continue to explore strategic transactions with respect to our Japanese interests and are making good progress.”

Operating Statistics

We had 22.8 million total RGUs at March 31, 2007, with 14.7 million video, 4.8 million broadband Internet and 3.3 million telephony subscribers. The breakdown of our 14.7 million video subscribers consisted of 11.1 million analog(6), 2.6 million digital cable and 1.0 million DTH subscribers. In the first quarter of 2007, we added nearly 3.4 million RGUs, driven by 3.0 million additions through M&A activity (principally Telenet) and 357,000 organic RGU additions.

In terms of organic RGU additions by product in Q1, we added 219,000 broadband Internet subscribers and 172,000 telephony subscribers and lost 34,000 video subscribers. Organic broadband Internet and telephony subscriber growth for the quarter increased 17% and 20%, respectively, from our additions for these categories in the prior year period. Broadband Internet continues to be our strongest performer in absolute terms, as we achieved our second highest quarter to date in terms of organic additions, and ended Q1 with an aggregate broadband Internet penetration of 20%, fueled by penetration increases in Europe and Chile.

We added 172,000 organic telephony subscribers in the quarter, including 27,000 from Telenet, which helped propel us to our strongest quarter on record. In our UPC Broadband Division, we added 83,000 organic telephony subscribers, with our Central and Eastern European operations (“CEE”) accounting for a majority of the additions. Driven by VoIP, CEE had a record quarter, as we now have triple-play offers in each of our markets. Overall, we ended the quarter with 23 million homes serviceable for telephony service, including over 18 million VoIP-ready homes, and 14% telephony penetration.

In the first quarter of 2007, we experienced an organic loss in video subscribers of 34,000 due primarily to increased competition in Hungary and Romania. The overall loss was a function of organic decreases in our analog6 subscribers that were only partially offset by organic gains in our digital and DTH subscribers of 171,000 and 29,000, respectively. In terms of digital cable, J:COM added 79,000 organic subscribers, increasing their overall digital penetration to 55%. In the Netherlands, we added 9,000 digital cable subscribers as we continue to shift our focus to more selective marketing strategies. At quarter end, approximately 65% of our digital cable base in the Netherlands was taking a premium digital service, which is an increase from 59% in Q4’06. This increase in premium services, together with the continued roll-off from promotional periods, is driving digital cable ARPU expansion in the Netherlands.

Revenue

Revenue for the three months ended March 31, 2007 increased 41% to $2.11 billion, compared to the same period last year. Excluding the effects of foreign currency (“FX”) movements, revenue increased 35% in the first quarter. Our revenue increase was driven by a combination of acquisitions (including Telenet, Cable West, Karneval and INODE), favorable FX movements and organic growth.

Consistent with prior quarters, our rebased revenue growth rate was 11% over the comparable period last year. Our operations in CEE experienced 13% rebased revenue growth, aided in large part by strong rebased growth in Poland, the Czech Republic and Romania. Additionally, VTR and J:COM continued to grow at levels in excess of the company-wide average.

In terms of average monthly revenue (“ARPU”)(7) per customer relationship, UPC Broadband and VTR posted solid results. For the quarter ended March 31, 2007, ARPU per customer relationship for UPC Broadband was €21.30 ($27.92), reflecting an increase of 7.4% over the first quarter of 2006. The increase was driven in part by continued improvement in bundling, as we continued to sell-in higher priced telephony and broadband services as compared to the price points on our television products. For the same period, ARPU per customer relationship for VTR increased by 6.9% to CLP 24,897 ($46.06), as VTR’s RGU per customer relationship ratio increased 11.7% to 1.82x from 1.63x at March 31, 2006. Additionally, J:COM generated ARPU per customer relationship of ¥7,278 ($60.96) for the quarter ended March 31, 2007, which was a decrease of 2.8% over the comparable period last year. For Liberty Global as a whole, we generated ARPU per customer relationship of $37.29, which was a 12% increase over Q1’06.

Operating Cash Flow

Operating cash flow for the three months ended March 31, 2007 increased 53% to $825 million, compared to the same period last year. Excluding the effects of FX movements, OCF increased 46% in the first quarter of 2007. In addition to acquisitions and favorable FX movements, our OCF increase was driven by rebased growth of 16%. Excluding the impact of Telenet, our rebased growth rate would have been over 17%, as compared to the prior year period.

Operationally, Western Europe was particularly strong in the first quarter with a 17% rebased growth rate, driven in large part by strong growth in Switzerland and, to a lesser extent, the Netherlands. Additionally, VTR and J:COM continued to deliver strong OCF growth, achieving 21% and 16% rebased growth rates, respectively, in the quarter.

Our OCF margin for the three months ended March 31, 2007 was 39.2%, which compares favorably to both the OCF margin for the three months ended December 31, 2006 of 35.2% and the three months ended March 31, 2006 of 36.2%. This improvement was driven in part by the consolidation of Telenet, which improved the Q1 2007 margin by approximately 100 basis points, and by operational leverage, as we continue to manage our fixed cost base including corporate costs. As compared to the first quarter of 2006, we generated significant margin improvement in Switzerland, and, to a lesser extent, Chile, Japan, and the Netherlands, benefiting from savings in the operational and SG&A areas.

Loss from Continuing Operations

Our loss from continuing operations for the three months ended March 31, 2007 was $136 million or $0.35 per basic and diluted share as compared to our earnings from continuing operations of $54 million or $0.12 per basic share for the comparable period in 2006. In comparison to the first quarter of 2006, the loss was driven principally by higher interest expense and realized and unrealized losses on financial and derivative instruments, partially offset by higher operating income and lower income tax expense.

Capital Expenditures and Free Cash Flow

Capital expenditures and capital lease additions (capital expenditures unless otherwise noted) for the three months ended March 31, 2007 were $554 million. As a percentage of revenue, capital expenditures were approximately 26% for the quarter ended March 31, 2007. Capital expenditures for customer premise equipment (excluding capital lease additions) accounted for approximately 50% of our total capital outlay in the quarter. We estimate that over 80% of our capital expenditures during the three months ended March 31, 2007 were revenue generating.

In terms of Free Cash Flow (“FCF”)(8), we generated positive FCF of $33 million for the three months ended March 31, 2007, a decrease of $74 million, as compared to the same period last year. This FCF decrease resulted primarily from higher capital expenditures as a percentage of revenue, as discussed above.

Balance Sheet, Leverage and Liquidity

At March 31, 2007, total debt was $14.3 billion and cash and cash equivalents (including restricted cash related to our debt instruments) totaled $2.0 billion, resulting in net debt of $12.3 billion.(9) Total debt increased in the first quarter by approximately $2.1 billion, primarily as a result of the consolidation of Telenet which added $1.9 billion in debt, as well as the continued impact of FX rates, principally the appreciation of the Euro against the U.S. dollar. Cash decreased in the first quarter by approximately $310 million, due in part to the funding of $300 million in equity tenders in January. For the first quarter of 2007, our gross and net leverage ratios, defined as total debt and net debt to last quarter annualized operating cash flow, were 4.3x and 3.7x, respectively.

In April 2007, we repurchased 8.6 million of our Series A and Series C shares for $300 million, as part of our equity tender offers that were previously announced in March. Additionally, we are in the process of refinancing a portion of our primary European credit facilities and have folded Cablecom into this credit group. When the refinancing is completed, it will result in lower borrowing costs and a further extension of our debt maturity schedule. Based upon debt outstanding at March 31, 2007, the reduced borrowing costs would have translated into annual interest savings in excess of $60 million. In connection with this refinancing, we also intend to fold-in our indirect 80% interest in VTR into our primary European credit group. This will enable us to cost-effectively increase the leverage on our Chilean operation.

In addition to our cash balances at March 31, 2007, approximately €366.4 million ($489.9 million) of the undrawn commitments under our €1.3 billion ($1.8 billion) in redrawable term loan facilities at UPC Broadband Holding B.V. (“UPC Broadband Holding”) are anticipated to be available for borrowing, upon completion of our first quarter bank reporting requirements, as is approximately ¥30 billion ($255 million) of undrawn commitments under J:COM’s ¥30 billion revolver. Subject to their terms, the undrawn amounts under these facilities may also be borrowed to finance acquisitions. Our aggregate unused borrowing capacity at March 31, 2007, represented by the maximum availability under each of our applicable facilities (including those at UPC Broadband Holding, Telenet, J:COM, VTR and Austar), without regard to covenant compliance calculations, was approximately $2.8 billion.

Please see schedules beginning on page 6 for more detailed information on our financial and operating performance.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband Internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2007, Liberty Global operated state-of-the-art broadband communications networks that served approximately 16 million customers in 17 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to our expectations of achieving full-year 2007 guidance targets; the timing of the expansion of digital products and services, such as VOD, high definition and PVR, across our Dutch footprint and our expectations of achieving meaningful digital cable growth in the Netherlands; our intention to move our VTR interest into our European borrowing group; our anticipated borrowing availability after completion of our first quarter bank reporting requirements; our insight and expectations regarding competition in our markets; the impact of our M&A activity on our operations and financial performance; and

other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, success of our digital migration project in the Netherlands, continued growth in services for digital television at reasonable cost, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins, our ability to complete planned financings, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

(1)             For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first quarter of 2007, we have adjusted our historical Q1 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective Q1 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in our Q1 2007 results and (ii) reflect the translation of our Q1 2006 rebased amounts at the applicable average exchange rates that were used to translate our Q1 2007 results. Please see page 9 for supplemental information.

(2)             Please see page 11 for a definition of operating cash flow and the required reconciliation.

(3)             OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(4)             Organic figures exclude revenue generating units (“RGUs”) at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(5)             Please see footnotes to subscriber tables for the definition of RGUs.

(6)             Includes analog and digital MMDS subscribers.

(7)             ARPU per customer relationship is calculated as follows: average total monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, divided by the average of the opening and closing customer relationships, as applicable, for the period. Customer relationships of entities acquired during the period are normalized.

(8)             Free Cash Flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 13 for more information and the required reconciliation.

(9)             Total debt includes capital lease obligations. Total cash and cash equivalents includes $476 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2007	December 31, 2006
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,570.0	$1,880.5
Trade receivables, net	698.0	726.5
Other receivables, net	96.4	110.3
Restricted cash	492.0	496.1
Other current assets	422.1	349.1
Total current assets	3,278.5	3,562.5

Investments in affiliates, accounted for using the equity method, and related receivables	556.2	1,062.7

Other investments	482.5	477.6

Property and equipment, net	9,635.4	8,136.9

Goodwill	11,352.4	9,942.6

Franchise rights and other intangible assets not subject to amortization	178.7	177.1

Intangible assets subject to amortization, net	2,153.3	1,578.3

Other assets, net	845.8	631.6

Total assets	$28,482.8	$25,569.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$596.9	$652.4
Accrued liabilities and other	1,054.6	810.3
Deferred revenue and advance payments from subscribers and others	780.0	640.1
Accrued interest	192.6	257.0
Current portion of debt and capital lease obligations	1,501.6	1,384.9
Total current liabilities	4,125.7	3,744.7

Long-term debt and capital lease obligations	12,809.2	10,845.2
Deferred tax liabilities	475.7	537.1
Other long-term liabilities	1,299.3	1,283.7

Total liabilities	18,709.9	16,410.7

Commitments and contingencies

Minority interests in subsidiaries	2,683.1	1,911.5

Stockholders’ equity	7,089.8	7,247.1

Total liabilities and stockholders’ equity	$28,482.8	$25,569.3

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2007	2006
	amounts in millions, except per share amounts

Revenue	$2,106.0	$1,488.9

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation of $2.3 million and $1.0 million, respectively)	875.7	634.5
Selling, general and administrative (SG&A) (including stock-based compensation of $41.2 million and $15.0 million, respectively)	449.2	332.0
Depreciation and amortization	594.0	425.8
Impairment, restructuring and other operating charges, net	5.3	6.1
	1,924.2	1,398.4
Operating income	181.8	90.5

Other income (expense):
Interest expense	(233.0)	(144.1)
Interest and dividend income	24.4	15.7
Share of results of affiliates, net	13.6	1.4
Realized and unrealized gains (losses) on financial and derivative instruments, net	(71.5)	113.8
Foreign currency transaction gains, net	13.9	38.6
Loss on extinguishment of debt	—	(8.9)
Gains on disposition of assets, net	0.3	45.3
Other expense, net	(3.3)	(0.1)
	(255.6)	61.7
Earnings (loss) before income taxes, minority interests and discontinued operations	(73.8)	152.2

Income tax expense	(6.3)	(70.3)
Minority interests in earnings of subsidiaries, net	(56.0)	(27.5)
Earnings (loss) from continuing operations	(136.1)	54.4

Discontinued operations:
Loss from operations	—	(9.3)
Gain on disposal of discontinued operations	—	223.1
	—	213.8

Net earnings (loss)	$(136.1)	$268.2

Earnings (loss) per common share — basic:
Continuing operations	$(0.35)	$0.12
Discontinued operations	—	0.45
	$(0.35)	$0.57
Earnings (loss) per common share — diluted:
Continuing operations	$(0.35)	$0.09
Discontinued operations	—	0.43
	$(0.35)	$0.52

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2007	2006
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(136.1)	$268.2
Net loss from discontinued operations	—	(213.8)
Earnings (loss) from continuing operations	(136.1)	54.4
Net adjustments to reconcile loss from continuing operations to net cash provided by operating activities	749.2	361.9
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(26.8)	8.2
Net cash provided by operating activities of discontinued operations	—	47.4
Net cash provided by operating activities	586.3	471.9

Cash flows from investing activities:
Capital expended for property and equipment	(505.2)	(289.6)
Cash paid in connection with acquisitions, net of cash acquired	(39.4)	(129.4)
Proceeds received upon dispositions of assets	2.0	92.9
Proceeds received upon disposition of discontinued operations, net of disposal costs	—	536.7
Other investing activities, net	(14.2)	(5.9)
Net cash used by investing activities of discontinued operations	—	(50.7)
Net cash provided (used) by investing activities	(556.8)	154.0

Cash flows from financing activities:
Repurchase of common stock	(301.6)	(121.3)
Repayments of debt and capital lease obligations	(98.2)	(1,292.5)
Proceeds from issuance of stock by subsidiaries	14.2	5.2
Change in cash collateral	10.2	—
Borrowings of debt	6.3	1,491.6
Payment of deferred financing costs	—	(12.9)
Other financing activities, net	5.5	0.9
Net cash provided (used) by financing activities	(363.6)	71.0

Effect of exchange rates on cash	23.6	24.2

Net increase (decrease) in cash and cash equivalents:
Continuing operations	(310.5)	724.2
Discontinued operations	—	(3.1)
Net increase (decrease) in cash and cash equivalents	(310.5)	721.1

Cash and cash equivalents:
Beginning of period	1,880.5	1,202.2
End of period	$1,570.0	$1,923.3

Cash paid for interest	$205.8	$151.1

Net cash paid for taxes	$38.3	$26.8

Revenue and Operating Cash Flow

The tables below present revenue and operating cash flow by reportable segment for the three months ended March 31, 2007, as compared to the corresponding prior year period. All of the reportable segments set forth below provide broadband communications services, including video, voice and broadband Internet access services. Certain segments also provide competitive local exchange carrier and other business-to-business services. At March 31, 2007, our operating segments in the UPC Broadband Division provided services in ten European countries. Our Other Central and Eastern Europe segment includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Telenet provides broadband communications services in Belgium. J:COM provides broadband communications services in Japan. VTR provides broadband communications services in Chile. Our corporate and other category includes (i) Austar and other less significant operating segments that provide broadband communication services in Puerto Rico, Brazil and Peru, and video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our UPC Broadband Division and Chellomedia.

We sold UPC Belgium to Telenet on December 31, 2006, and we began accounting for Telenet as a consolidated subsidiary effective January 1, 2007. As a result, we began reporting a new segment as of January 1, 2007 that includes Telenet from the January 1, 2007 consolidation date and UPC Belgium for all periods presented. The new reportable segment is not a part of the UPC Broadband Division. Segment information for all periods presented has been restated to reflect the transfer of UPC Belgium to the Telenet segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first three months of 2007, we have adjusted our historical revenue and OCF for the three months ended March 31, 2006 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three months ended March 31, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2007 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2006 at the applicable average exchange rates that were used to translate our results for the three months ended March 31, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended March 31, 2006 include Telenet, Cable West, Karneval, INODE, eight smaller acquisitions in Europe and two smaller acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2006 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2006. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$252.0	$215.3	$36.7	17.0	7.4	—
Switzerland	207.3	178.8	28.5	15.9	10.3	—
Austria	120.0	88.8	31.2	35.1	24.0	—
Ireland	73.7	61.7	12.0	19.4	9.6	—
Total Western Europe	653.0	544.6	108.4	19.9	11.3	8.5
Hungary	90.0	75.0	15.0	20.0	9.5	—
Other Central and Eastern Europe	183.5	126.8	56.7	44.7	29.5	—
Total Central and Eastern Europe	273.5	201.8	71.7	35.5	22.1	12.9
Central and corporate operations	5.4	0.7	4.7	671.4	583.3	—
Total UPC Broadband Division	931.9	747.1	184.8	24.7	14.7	10.3

Telenet (Belgium)	300.1	10.2	289.9	N.M.	N.M.	11.1
J:COM (Japan)	533.3	437.3	96.0	22.0	24.6	11.3
VTR (Chile)	145.4	132.9	12.5	9.4	12.3	12.3
Corporate and other	215.8	180.3	35.5	19.7	12.7	—
Intersegment eliminations	(20.5)	(18.9)	(1.6)	(8.5)	0.6	—

Total consolidated LGI	$2,106.0	$1,488.9	$617.1	41.4	35.0	10.9

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division
The Netherlands	$128.0	$106.1	$21.9	20.6	10.7	—
Switzerland	103.3	75.8	27.5	36.3	29.7	—
Austria	57.7	44.5	13.2	29.7	18.9	—
Ireland	22.6	18.6	4.0	21.5	11.6	—
Total Western Europe	311.6	245.0	66.6	27.2	18.1	17.1
Hungary	44.4	35.8	8.6	24.0	13.1	—
Other Central and Eastern Europe	88.6	61.2	27.4	44.8	29.8	—
Total Central and Eastern Europe	133.0	97.0	36.0	37.1	23.7	14.8
Central and corporate operations	(55.2)	(51.1)	(4.1)	(8.0)	0.5	—
Total UPC Broadband Division	389.4	290.9	98.5	33.9	23.2	19.3

Telenet (Belgium)	136.9	6.0	130.9	N.M.	N.M.	11.4
J:COM (Japan)	218.3	172.2	46.1	26.8	29.5	15.9
VTR (Chile)	54.5	46.2	8.3	18.0	21.3	21.3
Corporate and other	25.5	23.1	2.4	10.4	3.0	—

Total	$824.6	$538.4	$286.2	53.2	45.6	16.2

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a generally accepted accounting principle (“GAAP”) measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, is presented below.

	Three months ended March 31,
	2007	2006
	amounts in millions

Total segment operating cash flow	$824.6	$538.4
Stock-based compensation expense	(43.5)	(16.0)
Depreciation and amortization	(594.0)	(425.8)
Impairment, restructuring and other operating charges, net	(5.3)	(6.1)
Operating income	181.8	90.5
Interest expense	(233.0)	(144.1)
Interest and dividend income	24.4	15.7
Share of results of affiliates, net	13.6	1.4
Realized and unrealized gains (losses) on financial and derivative instruments, net	(71.5)	113.8
Foreign currency transaction gains, net	13.9	38.6
Loss on extinguishment of debt	—	(8.9)
Gains on disposition of assets, net	0.3	45.3
Other expense, net	(3.3)	(0.1)
Earnings (loss) before income taxes, minority interests and discontinued operations	$(73.8)	$152.2

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2007:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents(1)
	amounts in millions
LGI and its non-operating subsidiaries	$2,027.1	$—	$2,027.1	$777.8
UPC Broadband Division:
Cablecom Luxembourg and its unrestricted subsidiaries	1,939.6	23.4	1,963.0	230.1
UPC Broadband Holding and its unrestricted subsidiaries	4,044.9	2.6	4,047.5	127.7
UPC Holding	1,069.7	—	1,069.7	1.2
J:COM	1,594.8	434.0	2,028.8	213.5
Telenet	1,838.2	63.4	1,901.6	125.1
VTR	475.0	—	475.0	28.3
Austar	408.5	—	408.5	27.2
Chellomedia	230.4	0.2	230.6	23.6
Liberty Puerto Rico	149.5	—	149.5	9.4
Other operating subsidiaries	9.5	—	9.5	6.1
Total LGI	13,787.2	523.6	14,310.8	$1,570.0

Capital Expenditures and Capital Lease Additions

The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions for the three months ended March 31, 2007 and 2006, respectively:

	Three months ended March 31,
	2007	2006
	amounts in millions
Customer premises equipment	$255.2	$123.6
Scaleable infrastructure	71.3	47.5
Line extensions	41.5	29.4
Upgrade/rebuild	60.5	27.9
Support capital	68.8	53.0
Intangibles and Chellomedia	7.9	8.2
Total capital expenditures (Capex)	$505.2	$289.6
Percent of Revenue	24.0%	19.5%

Capital lease additions	48.3	24.8
Total capex and capital leases	$553.5	$314.4
Percent of Revenue	26.3%	21.1%

(1)             Excludes $476 million of restricted cash that is related to our debt instruments.

Free Cash Flow Definition and Reconciliation

Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities (including net cash provided by discontinued operations) less capital expenditures and capital lease additions. Our definition of Free Cash Flow includes capital lease additions that are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of Free Cash Flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view Free Cash Flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow for the three months ended March 31, 2007 and 2006, respectively:

	Three months ended March 31,
	2007	2006
	amounts in millions
Net cash provided by continuing operations(2)	$586.3	$424.5
Capital expenditures of continuing operations	(505.2)	(289.6)
Capital lease additions of continuing operations	(48.3)	(24.8)
FCF of continuing operations	32.8	110.1

FCF of discontinued operations	—	(3.5)
Free Cash Flow	$32.8	$106.6

ARPU per Customer Relationship Table(3)

The following table provides ARPU per customer relationship for the three months ended March 31, 2007 and 2006, respectively:

	As of March 31,				%
	2007		2006		Change
UPC Broadband		€21.30		€19.83	7.4%

Telenet		€31.30	N.M.		N.M.

J:COM		¥7,278		¥7,484	(2.8)%

VTR	CLP	24,897	CLP	23,289	6.9%

Liberty Global Consolidated		$37.29		$33.28	12.0%

(2)             Excludes net cash provided by operating activities of discontinued operations.

(3)             ARPUs for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts. ARPU for Telenet in Q1 2006 is not shown since it only would pertain to the operations of UPC Belgium, and thus, would not be comparable to the Telenet ARPU in Q1 2007.

Customer Breakdown and Bundling(4)

The following table provides information on the geography of our customer base and highlights our customer bundling metrics as of March 31, 2007, December 31, 2006 and March 31, 2006, respectively:

	As of	As of	As of
	March 31, 2007	December 31, 2006	March 31, 2006	Q1’07 / Q4’06 (% Change)	Q1’07 / Q1’06 (% Change)
Total Customers
UPC Broadband	9,722,000	9,719,000	9,291,300	0.0%	4.6%
Telenet	2,056,400	—	145,600	—	N.M.
J:COM	2,532,600	2,512,200	2,025,000	0.8%	25.1%
VTR	953,500	940,700	909,300	1.4%	4.9%
Other	677,900	671,300	625,400	1.0%	8.4%
Liberty Global Consolidated(5)	15,942,400	13,843,200	12,996,600	15.2%	22.7%

Total Single-Play Customers	11,163,700	9,976,800	9,796,400	11.9%	14.0%
Total Double-Play Customers	2,793,100	2,241,200	1,961,800	24.6%	42.4%
Total Triple-Play Customers	1,985,600	1,625,200	1,238,400	22.2%	60.3%

% Double-Play Customers
UPC Broadband	14.7%	14.0%	12.6%	5.0%	16.7%
Telenet	23.2%	—	15.6%	—	N.M.
J:COM	28.1%	28.3%	28.4%	(0.7)%	(1.1)%
VTR	14.9%	14.6%	17.6%	2.1%	(15.3)%
Liberty Global Consolidated	17.5%	16.2%	15.1%	8.0%	15.9%

% Triple-Play Customers
UPC Broadband	8.5%	7.8%	6.0%	9.0%	41.7%
Telenet	12.4%	—	—	—	N.M.
J:COM	22.5%	22.0%	22.9%	2.3%	(1.7)%
VTR	33.6%	32.1%	22.8%	4.7%	47.4%
Liberty Global Consolidated	12.5%	11.7%	9.5%	6.8%	31.6%

RGUs per Customer Relationship
UPC Broadband	1.32	1.30	1.24	1.5%	6.5%
Telenet	1.48	—	1.16	—	N.M.
J:COM	1.74	1.73	1.74	0.6%	0.0%
VTR	1.82	1.79	1.63	1.7%	11.7%
Liberty Global Consolidated	1.43	1.40	1.34	2.1%	6.7%

(4)             The bundling statistics for Telenet for March 31, 2006 only include the operations of UPC Belgium and the statistics for December 31, 2006 for Telenet do not include Telenet/UPC Belgium as UPC Belgium was sold on December 31, 2006 and Telenet was not consolidated until January 1, 2007. The bundling statistics for Cable West as of December 31, 2006 and March 31, 2007, which are included in J:COM’s statistics, have been estimated and are subject to future adjustment.

(5)             Excludes mobile customers.

Jupiter TV Co., Ltd (“Jupiter TV”) Supplemental Financial Information(6)

Liberty Global owned 50% of Jupiter TV at March 31, 2007. Jupiter TV is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. Jupiter TV currently owns or has investments in 18 channels. Summary financial information for Jupiter TV is presented below, as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP:

	Three months ended March 31,		Three months ended March 31,		%
	2007	2006	2007	2006	Change
	amounts in millions, except subscriber data
Revenue	$238	$225	¥28,388	¥26,270	8%

Operating cash flow	48	50	5,727	5,856	(2)%
Depreciation and amortization	(6)	(4)	(717)	(519)	38%
Operating income	$42	$46	¥5,010	¥5,337	(6)%

Cash, net of debt at period end	$126	$48	¥14,790	¥5,692

Cumulative subscribers(7) (in 000s)	67,714	63,689

(6)             Jupiter TV’s March 31, 2006 amounts have been restated to reflect a discontinued operation in accordance with GAAP and cash, net of debt at period end, has been reclassified for comparability with the current year presentation.

(7)             Includes subscribers at all consolidated and equity owned Jupiter TV channels. Jupiter Shop Channel’s subscribers are stated on a full-time equivalent basis. Jupiter Shop Channel’s prior year full-time equivalent subscriber numbers have been restated for comparability with the current year presentation.

Fixed Income Overview

The following tables provide preliminary financial information for selected credit groups and are subject to completion of the respective financial statements, where appropriate, and to finalization of the respective compliance certificates for the first quarter.

Revenue

	Three months ended
	March 31, 2007
	amounts in millions
UPC Holding B.V.	€552.7
Cablecom Luxembourg S.C.A.	CHF	255.6
VTR Global Com S.A.	CLP	78,613.8
Chellomedia Programming Financing HoldCo B.V.	€33.3

Operating Cash Flow(8)

	Three months ended
	March 31, 2007
	amounts in millions
UPC Holding B.V.	€228.7
Cablecom Luxembourg S.C.A.	CHF	111.0
VTR Global Com S.A.	CLP	29,505.4
Chellomedia Programming Financing HoldCo B.V.	€10.7

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

	As of March 31, 2007
	Total Debt and		Cash and
	Capital Lease Obligations		Cash Equivalents
	amounts in millions
UPC Holding B.V.(9)	€3,827.1		€96.4
Cablecom Luxembourg S.C.A.	CHF	2,380.5	CHF	278.8
VTR Global Com S.A.	CLP	256,528.5	CLP	15,282.2
Chellomedia Programming Financing HoldCo B.V.	€172.6		€12.5

Covenant Calculations(10)

As of March 31, 2007
	UPC Holding B.V.	Cablecom Luxembourg S.C.A.	VTR Global Com S.A.	Chellomedia Programming Financing HoldCo B.V.

Senior Leverage	3.58x	3.01x	2.25x	3.85x
Total Leverage	4.50x	4.12x	—	3.85x

(8)             For definitions and reconciliations, please see page 17.  Please note that reported OCF may differ from what is used in the calculation of the respective covenants.

(9)             Debt for UPC Holding B.V. reflects third party debt.

(10)       In the covenant calculations, we utilize debt figures that take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements. The ratios for each of the four entities are based on March 31, 2007 results, and are subject to completion of our first quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. Senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding B.V. (as defined and calculated in accordance with the UPC Broadband Holding Bank Facility) and Cablecom Luxembourg S.C.A. For Chellomedia Programming Financing HoldCo B.V., senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized). Senior leverage refers to Senior Debt to Annualized OCF (last two quarters annualized) for VTR Global Com S.A.

Operating Cash Flow Definition and Reconciliations

As further discussed on page 11 above, operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. The following tables provide the respective reconciliations for each of the selected credit groups.

	Three months ended
	March 31, 2007
	amounts in millions
UPC Holding B.V.
Total segment operating cash flow	€228.7
Stock-based compensation expense(11)	(2.8)
Depreciation and amortization	(176.2)
Related party management credits	4.7
Impairment, restructuring and other operating charges	(3.3)
Operating income(11)	€51.1

Cablecom Luxembourg S.C.A.
Operating cash flow	CHF	111.0
Depreciation and amortization and other operating charges	(100.5)
Operating income	CHF	10.5

VTR Global Com S.A.
Operating cash flow	CLP	29,505.4
Depreciation and amortization and other operating charges	(22,649.5)
Operating income	CLP	6,855.9

Chellomedia Programming Financing HoldCo B.V.
Total segment operating cash flow	€10.7
Stock-based compensation expense(11)	(0.9)
Depreciation and amortization	(3.7)
Related party management fees	(1.6)
Operating income(11)	€4.5

(11)       The designated amounts presented in the reconciliation tables are preliminary and do not include certain amounts that will be reflected in the respective statements of operations for UPC Holding B.V. and Chellomedia Programming Financing HoldCo B.V. for the three months ended March 31, 2007 upon the finalization of certain stock compensation allocations from Liberty Global to these entities.

	Consolidated Operating Data — March 31, 2007
					Video					Internet		Telephone
	Homes Passed (1)	Two-Way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)

UPC Broadband Division:
The Netherlands	2,683,500	2,599,300	2,201,300	3,189,300	1,686,900	510,800	—	—	2,197,700	2,599,300	585,200	2,487,500	406,400
Switzerland(13)	1,834,200	1,293,800	1,558,600	2,243,600	1,401,700	155,400	—	—	1,557,100	1,483,800	425,700	1,481,800	260,800
Austria.	980,400	977,100	707,000	1,098,200	454,800	50,200	—	—	505,000	977,100	416,800	943,200	176,400
Ireland	857,400	328,500	599,500	657,600	272,000	210,800	—	111,300	594,100	328,500	62,900	122,500	600
Total Western Europe	6,355,500	5,198,700	5,066,400	7,188,700	3,815,400	927,200	—	111,300	4,853,900	5,388,700	1,490,600	5,035,000	844,200
Hungary	1,146,600	1,079,100	1,012,500	1,276,100	726,500	—	163,700	—	890,200	1,079,100	231,900	1,063,100	154,000
Romania	1,995,900	1,330,400	1,399,200	1,597,300	1,324,500	7,700	66,700	—	1,398,900	1,205,100	133,000	1,143,200	65,400
Poland.	1,943,100	1,312,900	1,061,300	1,324,000	1,005,200	—	—	—	1,005,200	1,312,900	235,700	1,275,300	83,100
Czech Republic	1,260,900	978,200	751,900	930,500	522,900	33,900	133,400	—	690,200	978,200	205,000	975,300	35,300
Slovak Republic	443,000	269,400	305,900	338,900	262,800	—	22,200	17,200	302,200	252,800	35,700	166,400	1,000
Slovenia	150,400	106,800	124,800	157,500	124,400	400	—	—	124,800	106,800	32,300	106,800	400
Total Central and
Eastern Europe	6,939,900	5,076,800	4,655,600	5,624,300	3,966,300	42,000	386,000	17,200	4,411,500	4,934,900	873,600	4,730,100	339,200
Total UPC Broadband Division	13,295,400	10,275,500	9,722,000	12,813,000	7,781,700	969,200	386,000	128,500	9,265,400	10,323,600	2,364,200	9,765,100	1,183,400

Belgium (Telenet)(14)	1,906,400	1,906,400	2,056,400	3,046,100	1,479,900	280,600	—	—	1,760,500	2,724,600	804,000	2,537,100	481,600

J:COM (Japan)	9,248,500	9,248,500	2,532,600	4,399,000	948,000	1,165,700	—	—	2,113,700	9,248,500	1,122,400	9,219,100	1,162,900

The Americas:
VTR (Chile)	2,372,400	1,529,700	953,500	1,737,100	700,600	111,000	—	—	811,600	1,529,700	437,400	1,498,600	488,100
Puerto Rico	335,200	335,200	118,500	164,100	—	99,200	—	—	99,200	335,200	48,600	335,200	16,300
Brazil & Peru	83,000	67,100	28,500	32,100	11,200	—	—	14,700	25,900	67,100	6,200	—	—
Total The Americas	2,790,600	1,932,000	1,100,500	1,933,300	711,800	210,200	—	14,700	936,700	1,932,000	492,200	1,833,800	504,400

Austar (Australia)	2,447,800	—	530,900	619,600	—	8,900	610,400	—	619,300	30,400	300	—	—

Grand Total	29,688,700	23,362,400	15,942,400	22,811,000	10,921,400	2,634,600	996,400	143,200	14,695,600	24,259,100	4,783,100	23,355,100	3,332,300

	Subscriber Variance Table — March 31, 2007 vs. December 31, 2006
					Video					Internet		Telephone
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)

UPC Broadband Division:
The Netherlands	6,100	9,600	400	37,900	(8,300)	9,000	—	—	700	9,600	19,500	8,900	17,700
Switzerland(13)	7,100	10,400	(2,000)	19,200	(18,900)	16,900	—	—	(2,000)	51,600	13,800	49,600	7,400
Austria	2,200	2,200	8,700	21,700	(900)	1,000	—	—	100	2,200	18,400	2,200	3,200
Ireland	(900)	20,800	200	6,700	(6,800)	12,200	—	(6,500)	(1,100)	20,800	7,600	30,700	200
Total Western Europe	14,500	43,000	7,300	85,500	(34,900)	39,100	—	(6,500)	(2,300)	84,200	59,300	91,400	28,500
Hungary	21,500	30,000	(6,500)	21,300	(9,400)	—	(7,200)	—	(16,600)	30,000	22,900	31,100	15,000
Romania	7,000	13,800	(20,200)	2,700	(37,800)	1,100	16,400	—	(20,300)	13,800	14,000	7,800	9,000
Poland	2,300	8,300	2,400	48,500	(400)	—	—	—	(400)	8,300	29,400	15,900	19,500
Czech Republic	2,900	13,500	7,400	27,600	(6,400)	6,600	(1,100)	—	(900)	13,500	18,600	13,500	9,900
Slovak Republic	1,300	9,200	1,000	4,000	(1,200)	—	2,600	(1,400)	—	9,700	3,300	800	700
Slovenia	17,200	17,400	11,600	20,300	11,200	400	—	—	11,600	17,400	8,300	106,800	400
Total Central and
Eastern Europe	52,200	92,200	(4,300)	124,400	(44,000)	8,100	10,700	(1,400)	(26,600)	92,700	96,500	175,900	54,500
Total UPC Broadband Division	66,700	135,200	3,000	209,900	(78,900)	47,200	10,700	(7,900)	(28,900)	176,900	155,800	267,300	83,000

Telenet (Belgium)(14)	1,906,400	1,906,400	2,056,400	3,046,100	1,479,900	280,600	—	—	1,760,500	2,724,600	804,000	2,537,100	481,600

J:COM (Japan)	42,400	42,400	20,400	61,000	(72,400)	76,800	—	—	4,400	42,400	13,600	52,700	43,000

The Americas:
VTR (Chile)	28,700	29,800	12,800	52,700	3,400	4,700	—	—	8,100	29,800	23,600	33,500	21,000
Puerto Rico	1,100	1,100	(7,800)	(9,300)	—	(9,100)	—	—	(9,100)	1,100	1,700	1,100	(1,900)
Brazil & Peru	(100)	1,300	—	200	100	—	—	(300)	(200)	1,300	400	—	—
Total The Americas	29,700	32,200	5,000	43,600	3,500	(4,400)	—	(300)	(1,200)	32,200	25,700	34,600	19,100

Austar (Australia)	6,100	—	14,400	18,200	—	100	18,000	—	18,100	—	100	—	—

Grand Total	2,051,300	2,116,200	2,099,200	3,378,800	1,332,100	400,300	28,700	(8,200)	1,752,900	2,976,100	999,200	2,891,700	626,700

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	30,700	101,500	(17,900)	173,200	(103,700)	46,200	10,700	(7,900)	(54,700)	113,200	144,900	224,500	83,000
Telenet (Belgium)	200	200	6,500	55,700	(54,100)	49,800	—	—	(4,300)	300	33,300	—	26,700
J:COM (Japan)	42,400	42,400	20,400	66,300	(70,900)	78,900	—	—	8,000	42,400	15,200	52,700	43,100
The Americas	29,700	32,200	5,000	43,600	3,500	(4,400)	—	(300)	(1,200)	32,200	25,700	34,600	19,100
Austar (Australia)	6,100	—	14,400	18,200	—	100	18,000	—	18,100	—	100	—	—
Total Organic Change	109,100	176,300	28,400	357,000	(225,200)	170,600	28,700	(8,200)	(34,100)	188,100	219,200	311,800	171,900

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition - Telenet (Belgium)	1,906,200	1,906,200	2,049,900	2,990,400	1,534,000	230,800	—	—	1,764,800	2,724,300	770,700	2,537,100	454,900
Acquisition - Kazincbarcika (Hungary)	12,800	12,800	5,700	7,200	5,700	—	—	—	5,700	12,800	1,500	12,800	—
Acquisition - Mediapost (Romania)	7,000	6,000	2,800	4,300	2,800	—	—	—	2,800	6,000	1,500	—	—
Acquisition - Rotovz (Slovenia)	16,200	14,900	12,300	19,000	11,800	400	—	—	12,200	14,900	6,800	—	—
Total Q1 acquisitions	1,942,200	1,939,900	2,070,700	3,020,900	1,554,300	231,200	—	—	1,785,500	2,758,000	780,500	2,549,900	454,900

Q1 2007 Cable West Adjustment	—	—	—	(5,300)	(1,500)	(2,100)	—	—	(3,600)	—	(1,600)	—	(100)
Q1 2007 Austria Adjustment (Q4 acquisitions)	—	—	100	1,100	—	—	—	—	—	—	1,100	—	—
Q1 2007 Switzerland Adjustment	—	—	—	—	—	—	—	—	—	30,000	—	30,000	—
Q1 2007 Ireland Adjustment	—	—	—	5,100	4,500	600	—	—	5,100	—	—	—	—
Net adjustments for M&A and other	1,942,200	1,939,900	2,070,800	3,021,800	1,557,300	229,700	—	—	1,787,000	2,788,000	780,000	2,579,900	454,800

Total Net Adds (Reductions)	2,051,300	2,116,200	2,099,200	3,378,800	1,332,100	400,300	28,700	(8,200)	1,752,900	2,976,100	999,200	2,891,700	626,700

Footnotes for pages 18-19

(1)                Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH.  With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one Home Passed is equal to one MMDS subscriber. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland (see note 13) and Telenet in Belgium (see note 14), or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s and Telenet’s partner networks or for INODE.

(2)                Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland and Telenet in Belgium or the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for Cablecom’s and Telenet’s partner networks or for INODE.

(3)                Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships. See note 5.

(4)                Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)                Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 741,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Telenet’s Analog Cable Subscribers at March 31, 2007 include 26,000 subscribers who receive Telenet’s premium video service on a stand alone basis over the Telenet partner network. Each such premium video subscriber is assumed to represent one customer relationship.

(6)                Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. Cablecom’s Digital Cable Subscribers do not include individuals who receive digital video service through a purchased digital set-top box but do not pay monthly service fees to Cablecom. Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. In the Netherlands where our digital migration project is underway, a subscriber is moved from the Analog Cable Subscriber count to the Digital Cable Subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. Through December 31, 2006, the digital video service and the digital converter box were provided at the analog rate for six months after which the subscriber had the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. Effective January 1, 2007, this promotional period was reduced from six months to three months. An estimated 5% to 10% of the Netherlands Digital Cable Subscribers at March 31, 2007 have accepted but not installed their digital converter boxes.

(7)                DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)                MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)                Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)           Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet access services. Our Internet Subscribers in Austria include residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)           Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)           Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services. Telephone Subscribers as of March 31, 2007, exclude an aggregate of 166,200 mobile telephone subscribers in the Netherlands, Australia and Belgium. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. Our Telephone Subscribers in Austria include residential subscribers of INODE.

(13)           Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or “partner networks.” A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our March 31, 2007 subscriber table is based on December 31, 2006 data. In our March 31, 2007 subscriber table, Cablecom’s partner networks account for 48,500 Customer Relationships, 78,000 RGUs, 20,600 Digital Cable Subscribers, 188,000 broadband Internet Homes Serviceable and 190,000 Telephone Homes Serviceable, 35,900 Internet Subscribers, and 21,500 Telephone Subscribers. In addition, partner networks account for 498,000 digital video homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2007 subscriber table.

(14)           Pursuant to certain agreements, Telenet offers premium video, broadband Internet access and telephony services over a Telenet partner network. A partner network RGU is only recognized if Telenet has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the Telenet partner network. In our March 31, 2007 subscriber table, Telenet’s partner network accounts for 426,300 RGUs, 801,000 broadband Internet Homes Serviceable and Telephone Homes Serviceable, 26,000 premium video subscribers (included in our Analog Cable Subscribers), 245,000 Internet Subscribers and 155,300 Telephone Subscribers. In addition, Telenet’s partner network accounts for 818,200 Homes Passed and Two-way Homes Passed that are not included in our March 31, 2007 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.